Exhibit 22.1

Subsidiary Guarantors
As of December 31, 2021, each of the following subsidiaries of Enbridge Inc. (“Enbridge”), both of which are indirect, wholly-owned subsidiaries of Enbridge, has fully and unconditionally guaranteed on an unsecured, joint and several basis, each of the registered debt securities of the Company listed below:
Subsidiary Guarantors
1.Spectra Energy Partners, LP, a Delaware limited partnership
2.Enbridge Energy Partners, L.P., a Delaware limited partnership
Registered Debt Securities of Enbridge Guaranteed by each of the Subsidiary Guarantors
1.Floating Rate Senior Notes due 2022
2. 2.900% Senior Notes due 2022
3. 0.550% Sustainability-Linked Senior Notes due 2023
4.Floating Rate Senior Notes due 2023
5. 4.000% Senior Notes due 2023
6. 3.500% Senior Notes due 2024
7. 2.500% Senior Notes due 2025
8. 4.250% Senior Notes due 2026
9. 1.600% Sustainability-Linked Senior Notes due 2026
10. 3.700% Senior Notes due 2027
11. 3.125% Senior Notes due 2029
12. 2.500% Sustainability-Linked Senior Notes due 2033
13. 4.500% Senior Notes due 2044
14. 5.500% Senior Notes due 2046
15. 4.000% Senior Notes due 2049
16. 3.400% Senior Notes due 2051